Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson
VP of Investor Relations
ScanSource, Inc.
864 286-4305

SCANSOURCE REPORTS RECORD FOURTH QUARTER

AND YEAR END RESULTS

*Sales increase 14% to $381.2 million

GREENVILLE, SC—August 18, 2005—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced financial results for its fourth quarter and fiscal year ended June 30, 2005.

For the quarter ended June 30, 2005, net sales increased 14% to $381.2 million compared to $333.1 million for the quarter ended June 30, 2004. Quarterly operating income increased 2% to $15.9 million from $15.6 million for the comparable quarter in 2004. Net income increased 4% to $9.4 million for the quarter ended June 30, 2005 versus $9.0 million for the quarter ended June 30, 2004. Diluted earnings per share increased 6% to $0.73 per share, compared to $0.69 in the prior year quarter.

“We are very pleased with our sales results, led by a record quarter for our international segment,” said Mike Baur, President and CEO of ScanSource. “Steady communications and AIDC sales across all product categories helped the North America unit offset weaker market conditions in retail, including point-of-sale.”

ScanSource Reports Record Fourth Quarter and Year–end Results

For the fiscal year ended June 30, 2005, net sales increased 23% to $1.469 billion compared to $1.192 billion for the year ended June 30, 2004. Fiscal year operating income increased 19% to $58.7 million from $49.3 million for the comparable period in 2004. Net income increased 19% to $35.7 million for the year ended June 30, 2005 versus $30.0 million for the year ended June 30, 2004. Diluted earnings per share increased 19% to $2.75 per share, compared to $2.31 in the prior year.

Adoption of Stock Option Expensing Standard

The Company will begin expensing stock options in the first quarter of fiscal 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. The Company estimates that this will result in additional expense of approximately $.03 per share for the first quarter of fiscal 2006.

Forecast for Next Quarter

The Company announced its financial forecast for the first quarter of fiscal 2006. ScanSource expects net revenues for the September 2005 quarter could range from $360 million to $385 million.

ScanSource Reports Record Fourth Quarter and Year–end Results

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 100 technology manufacturers to over 16,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Record Fourth Quarter and Year–end Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2005 (unaudited)	June 30, 2004 *
Assets
Current Assets
Cash and cash equivalents	$8,609	$1,047
Trade & notes receivable, net	215,190	175,417
Other receivables	5,479	3,919
Inventories	178,917	182,868
Prepaid expenses and other assets	3,546	1,670
Deferred income taxes	10,227	8,440

Total current assets	421,968	373,361

Property and equipment, net	23,299	23,663
Goodwill	12,915	9,978
Other assets, including identifiable intangible assets	8,888	6,190

Total assets	$467,070	$413,192

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$564	$854
Short-term borrowings	4,478	—
Trade accounts payable	173,255	167,053
Accrued expenses and other liabilities	22,133	17,358

Total current liabilities	200,430	185,265

Deferred income taxes	1,008	1,058
Long-term debt	6,045	6,584
Borrowings under revolving credit facility	31,269	32,569
Other long-term liabilities	1,341	—

Total liabilities	240,093	225,476

Minority interest	1,092	1,072

Shareholders’ Equity
Common stock	65,381	61,856
Retained earnings	157,020	121,288
Accumulated other comprehensive income	3,484	3,500

Total shareholders’ equity	225,885	186,644

Total liabilities and shareholders’ equity	$467,070	$413,192

*	Derived from audited financial statements at June 30, 2004.

ScanSource Reports Record Fourth Quarter and Year–end Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended June 30,		Year ended June 30,
	2005	2004	2005	2004
Net sales	$381,195	$333,076	$1,469,094	$1,192,090
Cost of goods sold	341,787	296,014	1,319,368	1,060,310

Gross profit	39,408	37,062	149,726	131,780

Selling, general & administrative expenses	23,462	21,492	90,977	82,524

Operating income	15,946	15,570	58,749	49,256

Other expense (income):
Interest expense	683	303	2,127	1,159
Interest income	(173)	(171)	(863)	(558)
Other expense (income)	(14)	127	(466)	(164)

Other expense (income), net	496	259	798	437

Income before income taxes and minority interest	15,450	15,311	57,951	48,819
Provision for income taxes	5,956	6,264	21,928	18,700

Income before minority interest	9,494	9,047	36,023	30,119

Minority interest in income of consolidated subsidiaries, net of income taxes	100	33	291	137

Net income	$9,394	$9,014	$35,732	$29,982

Per share data:
Net income per common share, basic	$0.74	$0.72	$2.83	$2.40

Weighted-average shares outstanding, basic	12,664	12,561	12,627	12,485

Net income per common share, assuming dilution	$0.73	$0.69	$2.75	$2.31

Weighted-average shares outstanding, assuming dilution	12,943	12,997	13,009	12,952